UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2014

ENGILITY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35487	45-3854852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3750 Centerview Drive Chantilly, Virginia	20151
(Address of principal executive offices)	(Zip Code)

(703) 708-1400

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Cash Annual Incentive Compensation Plan

On January 15, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Engility Holdings, Inc. (the “Company”) approved the Company’s 2014 Annual Incentive Compensation Plan (“2014 AICP”) for the Company’s executive officers and select members of senior management (“AICP Participants”). The cash bonuses payable under the 2014 AICP will be pursuant to the Company’s Amended and Restated 2012 Cash Incentive Plan. There are two components to the 2014 AICP upon which the bonus calculations will be adjusted: a corporate component, weighted at 80%, and an individual component, weighted at 20%. The corporate component is determined based on the Company’s performance against two financial measures for fiscal year 2014: adjusted earnings before interest and taxes (“AEBIT”), weighted at 65%, and days sales outstanding (“DSO”), weighted at 35% (collectively, the “AICP Targets”). The individual component is determined based on the AICP Participant’s performance against a series of individual objectives for 2014, which will be reviewed and approved by the Compensation Committee at its next regularly scheduled meeting in March 2014.

Following the end of the fiscal year, the Compensation Committee will determine whether and to the extent the applicable 2014 AICP Targets have been met. The AICP Targets are subject to an over/underachievement scale providing for potential payouts of 25% (in the case of AEBIT) and 50% (in the case of DSO) to a maximum of 200% of the target bonus based on specified minimum, target and maximum values. An AICP Participant can receive up to two times his or her target bonus if the maximum levels are achieved under both the corporate and individual components of the 2014 AICP. In addition, the Company must achieve at least the threshold target value for AEBIT, or no cash bonuses will be payable to AICP Participants even if the Company exceeds the threshold value for DSO and/or the AICP Participant exceeds the threshold value for individual performance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Engility Holdings, Inc.

Date: January 22, 2014	By:	/s/ Thomas O. Miiller
	Name:	Thomas O. Miiller
	Title:	Senior Vice President, General Counsel and Corporate Secretary